Filed pursuant to Rule 424(b)(3)
File No. 333-264628

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated December 16, 2025
to
Prospectus dated April 11, 2025

This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. (“FS Credit REIT”) dated April 11, 2025 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 29 of the Prospectus before you decide to invest in shares of our common stock.

The purposes of this Supplement are as follows:

•to disclose the transaction price for each class of our common stock as of January 2, 2026;
•to disclose the calculation of our November 30, 2025 net asset value (“NAV”) per share for all share classes;
•to provide a market update;
•to provide updates to our portfolio and our business;
•to provide an update regarding our financing arrangements;
•to provide an update to the status of our current public offering; and
•to disclose certain updates to our Prospectus.

January 2, 2026 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of January 2, 2026 (and repurchases as of December 31, 2025) is as follows:

Transaction Price (per share)
Class S	$24.8627
Class T	$24.6071
Class D	$24.6594
Class M	$24.7259
Class I	$23.9470
Class F*	$25.2072
Class Y*	$23.9284
_______
*We are offering Class F and Class Y shares in this offering only pursuant to our distribution reinvestment plan.

The January 2, 2026 transaction price for each of our share classes is equal to such class’s NAV per share as of November 30, 2025. A detailed calculation of the NAV per share is set forth below. No transactions or events have occurred since November 30, 2025 that would have a material impact on our NAV per share. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

November 30, 2025 NAV per Share

Our adviser calculates the NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our share repurchase plan. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.futurestandard.com and is made available on our toll-free telephone line at 877-628-8575. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for November 30, 2025.

The following table provides a breakdown of the major components of our total NAV as of November 30, 2025 (dollar amounts in thousands):

Components of NAV	November 30, 2025
Loans receivable	$6,948,446
Investment in real estate	664,915
Mortgage-backed securities held-to-maturity	148,143
Mortgage-backed securities, at fair value	342,194
Cash and cash equivalents	335,591
Restricted cash	34,909
Other assets	268,052
Collateralized loan obligation, net of deferred financing costs	(2,580,500)
Repurchase agreements payable, net of deferred financing costs	(2,086,392)
Credit facility payable, net of deferred financing costs	(841,099)
Mortgage note, net of deferred financing costs	(124,700)
Accrued stockholder servicing fees(1)	(2,020)
Other liabilities	(93,701)
Net asset value	$3,013,838
Number of outstanding shares	123,096,434

(1)
Stockholder servicing fees only apply to Class S, Class T, Class D and Class M shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a daily basis as such fee is accrued. Under U.S. generally accepted accounting principles (“GAAP”), we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to the dealer manager at the time such shares are sold. As of November 30, 2025, we accrued under GAAP $91,939 of stockholder servicing fees payable to the dealer manager. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class. The dealer manager does not retain any of these stockholder servicing fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of November 30, 2025 (dollar amounts in thousands, except per share data):

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class M Shares	Class I Shares	Class F Shares	Class Y Shares	Total
Net asset value	$1,670,705	$17,284	$9,227	$97,233	$1,184,473	$14,729	$20,187	$3,013,838
Number of outstanding shares	67,197,130	702,419	374,171	3,932,421	49,462,325	584,310	843,658	123,096,434
NAV per Share as of November 30, 2025	$24.8627	$24.6071	$24.6594	$24.7259	$23.9470	$25.2072	$23.9284

Market Update
Treasury yields continued their gradual decline in November as the 2-year Treasury yield fell -9 basis points (bps), to 3.49%, while the 10-year yield declined -6bps, to 4.01%, as markets increasingly priced in another rate cut at the Fed’s December meeting. Against this backdrop, the Bloomberg U.S. Aggregate Index returned 0.62% in November but is down –0.29% over the last five years amid persistent interest rate volatility.
CRE deal activity and pricing moved in opposite directions in October as volume declined while pricing continued to build on recent months’ momentum.
•After six consecutive quarters of growth, CRE deal volume stepped back in October driven by fewer entity-level transactions (those that involve multiple buildings in one transaction). Annual volume fell -17%, with activity down across all sectors except office and hospitality. Year-to-date sales remain up 13%, however.1
•Property prices rose 4.2% year-over-year in October, registering the largest annual increase in three years.1 All sectors posted increases on a monthly and annual basis. Office once again led the way in October, rising 6.5% year over year as the office price rebound was evenly mixed between CBD (+4.6%) and suburban (+4.2%) offices.1
Sentiment surrounding the CRE market remains strong. The CREFC CRE Sentiment Index, a quarterly survey that monitors changes in CRE market conditions, jumped in Q3 for the second consecutive quarter and sits at its highest level since Q4 2024. A notable 78% of respondents expect falling mortgage rates and stabilization in cap rates to have a positive impact on CRE finance. None expect a negative impact.
Fundamentals across most property types remain supportive.
•Surging borrowing costs in recent years have suppressed construction activity, leading to a sharp reduction in completions in 2025, which should remain in place over the next 2-3 years. Multifamily and industrial completions have seen the largest declines, while supply growth in retail and office has been minimal.
•Meanwhile, net operating income and occupancy levels remain healthy across sectors.
•As noted, even the office market, where weakness persists primarily among older properties that feature fewer modern amenities, appears to be turning a corner as property pricing suggests. Office sales volume has risen 24% YTD through October, outpacing all other major property types.1
Although property pricing has shown signs of momentum in recent months, capital appreciation has yet to return as a meaningful driver of returns.
Against this backdrop, we expect yield and income growth to return as the dominant driver of returns going forward. The need for capital to refinance maturing loans is substantial. Roughly $2 trillion in CRE debt—about a third of all outstanding—will mature by the end of 2027. This presents a significant opportunity for lenders to refinance existing loans on more favorable terms or originate new loans in a more disciplined underwriting environment.
Performance update
FS Credit REIT generated positive total returns across all share classes in November, as monthly distributions offset net asset value (NAV) depreciation of approximately $0.01 across all share classes.
FS Credit REIT has delivered 68 consecutive months of positive total returns across varying macroeconomic conditions and financial markets including a highly volatile rate environment. We met 100% of repurchase requests in November.
The current annualized distribution rate is 7.71% for Class I shares, 7.19% for Class D shares, 7.17% for Class M shares, 6.57% for Class S shares and 6.64% for Class T shares, based on the January 1, 2026 transaction price.
•The tax equivalent distribution rate is 8.62% for Class I shares, 8.03% for Class D shares, 8.01% for Class M shares, 7.34% for Class S shares and 7.42% for Class T shares, based on the January 1, 2026 transaction price.2
FS Credit REIT has delivered a high level of excess income over short-term rates.
•Based on the Class I share, FS Credit REIT’s annualized distribution rate of 7.71% is 409 bps above 3-month Treasury bills (T-bills).3
•FS Credit REIT’s tax-equivalent annualized distribution rate is 500bps over 3-month T-bills.
_______________________________
(1)    MSCI Real Capital Analytics as of October 2025, latest data available.
(2)    The passage of the One Big Beautiful Bill Act on July 4, 2025, made permanent a deduction of up to 20% of qualified REIT dividends for non-corporate investors. The tax-equivalent distribution rate represents the distribution rate required for a fully taxable investment to deliver the same after-tax income as a REIT. For example, assuming a 37% federal tax bracket, the distribution rate (or yield) on a fully taxable investment would need to be 8.62% to match the after-tax income of a REIT with an annualized distribution rate of 7.71%.
(3)    3-month Treasury yield as of December 12, 2025.

As a senior lender, our loans have first claim on rental income ahead of equity holders and are last to absorb losses if property values decline. We believe this seniority is especially important during market pullbacks. Approximately 85% of FS Credit REIT’s portfolio is comprised of private senior loans that are held to maturity at amortized cost and subject to impairment. Therefore, the net asset value is determined primarily on fundamental value rather than market sentiment.
Portfolio highlights
In November, we closed on five loans totaling approximately $388.4 million. Highlights included:
•A $66.6 million loan secured by a 270,000 SF Class A office property with ground-floor retail in Miami’s Brickell neighborhood. Located in a high-demand, transit-oriented area, the property offers a live-work-play environment within walking distance of a metro station, 5,000+ residential units, 30+ dining options, and public parks. The property is currently leased to a diverse tenant mix with a 5.1-year weighted average lease term.
•A $91.0 million loan secured by 40 ocean-facing student housing properties along Del Playa Dr, within walking distance of UC Santa Barbara. The portfolio totals 73 units and 710 beds, with current occupancy at 97% and a strong history of high demand driven by a captive student population.
Looking forward, we maintain a strong, diverse and growing pipeline of senior loans set to close during the remainder of Q4 2025 and early 2026 as our liquidity position allows us to capitalize on improving commercial real estate (CRE) transaction volume.
Assets on nonaccrual represented 3.56% of the portfolio as of November 30, 2025.4 After month-end, one asset representing approximately 0.36% of FS Credit REIT’s total assets returned to accrual status. We are actively working to reduce the non-accruals in a way that we believe can help maximize shareholder value, whether through refinancing the loans, taking ownership of the property or selling the loan to a new buyer.
We believe the portfolio is well-positioned to deliver an attractive, high level of income and preserve capital driven by the:
•Continued strong performance of the portfolio. FS Credit REIT has generated positive total returns in 93 out of 95 months; its largest monthly drawdown was just -0.27% in March 2020.
•Debt-focused nature of our strategy, as we believe forward returns in commercial real estate will largely be driven by income generation and property cash flows compared to price appreciation.
•High level of equity cushion beneath our loans. As a senior lender, the loans in our portfolio receive priority. They are first to be paid from rental income and are last to absorb losses if property values decline.
•Relative level of income above cash yields. While our distribution rate is influenced by the level and direction of short-term rates, we take a long-term approach to setting our distribution. Our distribution policy considers the forward secured overnight financing rate (SOFR) curve, our borrowings, the pace of our capital raise, the expected timing of potential new originations as well as paydowns and prepayments, among other factors. Our distributions have not historically adjusted in lockstep with changes in interest rates.
•Deep experience of Future Standard and Rialto managing through CRE market cycles. We continue to monitor the portfolio and are proactively engaged with our borrowers. We remain focused on reducing the level of loans on nonaccrual in the portfolio and maximizing shareholder value for the select number of foreclosed properties.
•Geographically diversified composition of our $8.7 billion portfolio, weighted to multifamily properties.
•Available liquidity for new investments. As noted, we have maintained a strong liquidity profile which—when combined with proceeds from our continuous offering, and the natural turnover of the portfolio—allows us to remain a capital provider.
•The long-term nature of our borrowings. Approximately 96% of FS Credit REIT’s borrowings are financed through matched-term facilities, and approximately 87% through matched-term, non-mark-to-market facilities. This financing approach helps stabilize performance across changing rate environments, manage risk and support long-term returns.

_______________________________
(4)    Represents non-accrual debt investments as a percentage of FS Credit Real Estate Income Trust, Inc.’s total debt portfolio.

Financing Arrangements
FS CREIT Finance CO-1 LLC
On November 19, 2025, FS CREIT Finance CO-1 LLC, an indirect wholly owned special-purpose financing subsidiary of FS Credit Real Estate Income Trust, Inc., entered into a Master Repurchase and Securities Contract Agreement (the “Repurchase Agreement,”), as seller, with Capital One, National Association, as buyer, to finance the acquisition and origination of certain assets which include performing senior commercial and multifamily mortgage loans, A-notes, pari passu participation interests, and mezzanine loans. The facility provides for aggregate purchase price commitments of up to $350,000,000, with optional increases up to $500,000,000 at buyer’s discretion. Each transaction under the facility will accrue price differential at a spread over Term SOFR and is subject to customary margin maintenance provisions. The availability period under the facility expires on November 19, 2026, with two one-year extension options and a potential term-out feature allowing for extension to the date that is two business days prior to the latest maturity date of the remaining purchased assets, if the term out period is elected.
FS CREIT Finance MS-1 LLC
On December 9, 2025, FS CREIT Finance MS‑1 LLC, an indirect wholly‑owned special‑purpose financing subsidiary of FS Credit Real Estate Income Trust, Inc., entered into an Amended and Restated Master Repurchase and Securities Contract Agreement (the “Repurchase Agreement,” and, together with related documents, the “MS‑1 Facility”) with Morgan Stanley Mortgage Capital Holdings LLC, as administrative agent, and Morgan Stanley Bank, N.A. and certain other financial institutions from time to time party thereto, as buyers. The MS-1 Facility amends and restates in its entirety that certain Master Repurchase and Securities Contract Agreement dated as of October 13, 2022. The MS-1 Facility is intended to finance the acquisition and origination of certain assets which include performing senior commercial and multifamily mortgage loans, A-notes, pari passu participation interests, and mezzanine loans. The MS-1 Facility provides for aggregate purchase price commitments of up to $350,000,000. Each transaction under the MS-1 Facility will accrue price differential at a spread over Term SOFR and is subject to customary margin maintenance provisions. The MS-1 Facility has a termination date of December 9, 2030, subject to one-year extension options at the Administrative Agent’s discretion upon satisfaction of specified conditions.

Status of our Offering
We are currently offering on a continuous basis up to $2.75 billion in shares of common stock, consisting of up to $2.4 billion in shares in our primary offering and up to $350 million in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 70,960,972 shares of our common stock (consisting of 34,769,802 Class S shares, 33,536,922 Class I shares, 292,574 Class T shares, 319,787 Class D shares, and 2,041,888 Class M shares) in the primary offering for total proceeds of $1.75 billion and (ii) 12,598,804 shares of our common stock (consisting of 6,589,511 Class S shares, 5,544,085 Class I shares, 93,587 Class T shares, 42,399 Class D shares, and 329,222 Class M shares) pursuant to our distribution reinvestment plan for a total value of $310.60 million.

Prospectus Updates
Effective as of the close of business on January 1, 2026, the second, third and fourth paragraphs set forth in the “Suitability Standards” section of the Prospectus are hereby deleted and replaced with the following:
In consideration of these factors, we require that a purchaser of shares of our common stock have either:
•a net worth of at least $350,000; or
•a gross annual income of at least $100,000 and a net worth of at least $100,000.
Certain states have established suitability standards in addition to the minimum income and net worth standards described above. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below. Certain broker-dealers selling shares in this offering may impose greater suitability standards than the minimum income and net worth standards described above and the state-specific suitability standards described below.

For purposes of determining whether you satisfy the suitability standards, (i) “net worth” is calculated excluding the value of an investor’s home, home furnishings and automobiles; (ii) if not otherwise specified, “liquid net worth” means that portion of an investor’s net worth consisting of cash, cash equivalents and readily marketable securities; and (iii) “direct participation programs” includes REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes federal and state exempt private offerings and any investment company registered pursuant to the Investment Company Act of 1940, as amended.
Effective as of the close of business on January 1, 2026, the Alabama, Iowa, Kentucky and Oregon suitability standards set forth in the “Suitability Standards” section of the Prospectus are hereby deleted and replaced with the following, and the following Arkansas suitability standard is hereby added:
Alabama: An Alabama investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.
Arkansas: An Arkansas investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.
Iowa: An Iowa investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.
Kentucky: A Kentucky investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.
Oregon: Non-accredited Oregon investors may not invest more than 10% of their liquid net worth in us. For purposes of Oregon's suitability standard, “liquid net worth” is defined as an investor's total assets (excluding home, home furnishings, and automobiles) minus total liabilities. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitation described in this paragraph.
Effective as of the close of business on January 1, 2026, the Form of Subscription Agreement set forth in Appendix A of the Prospectus is hereby deleted and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.

Appendix A

Subscription agreement
Class D, Class I, Class M, Class S and Class T V2.1
FS Credit Real Estate Income Trust, Inc.
The undersigned hereby tenders this Subscription Agreement and applies for the purchase of the dollar amount of shares of common stock (the “Shares”) of FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), set forth below.

1 Investment amount
Subscription amount $	Additional investment to FS Account #
$5,000 minimum initial investment for Classes D, M, S and T, and $1 million minimum initial investment for Class I $500 minimum additional investment

2 Share class Select only one
BROKERAGE
Class D Shares (Fund 4041)     NAV
Class S Shares (Fund 4049)     Public offering price     Net of upfront sales charges (stockholder servicing fees still apply)*
Class T Shares (Fund 4040)     Public offering price     Net of upfront sales charges (stockholder servicing fees still apply)*

*By a registered representative on his or her own behalf. Subject to all other fees and expenses of Class S or T Shares. Please see the Prospectus for additional information.
INSTITUTIONAL
Class I Shares (Fund 4045) NAV Class M Shares (Fund 4043) NAV

3 Ownership Select only one
Please complete part A of section 5.	Please complete part A of section 5.	Please complete part B of section 5.
INDIVIDUAL
SINGLE OWNER Individual* MULTIPLE OWNERS Community property Tenants in common Joint tenants with rights of survivorship* MINOR ACCOUNT UGMA: State of UTMA: State of Other (please specify)	QUALIFIED PLAN ACCOUNT Traditional IRA Roth IRA Rollover IRA SIMPLE IRA SEP IRA Beneficial IRA Other (please specify)
OTHER ACCOUNT
Supporting documents are required
Trust†
Estate
401(k)
Profit-sharing plan
Qualified pension
Other
(please specify)

Please complete part B of section 5.
LEGAL ENTITY
Supporting documents are required.
Corporation: S-Corp
Corporation: C-Corp
Partnership
LLC
Professional Corporation
Nonprofit

*To make a transfer on death (TOD) designation, attach a completed TOD form. TOD forms can be found on www.futurestandard.com.
†The FS Trustee Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents. You can obtain this form by visiting www.futurestandard.com.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V2.1

4 Custodial arrangement If applicable
Name of custodian	Custodian phone #
Mailing address
(street)	(city, state)	(ZIP)
To be completed by custodian above
Custodian tax ID #
Custodian account #	Custodian authorization:

5 Investor information Please print

A		Individual/beneficial owner	Joint/beneficial owner
		(first, middle, last)		(first, middle, last)
	SSN	DOB	SSN	DOB
		(mm/dd/yyyy)		(mm/dd/yyyy)
		Phone #	Phone #
		U.S. street address	U.S. street address
		(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

		(city, state, ZIP)	(city, state, ZIP)
		Mailing address	Mailing address
		(Leave blank if your U.S. street address and mailing address are the same)	(Leave blank if your U.S. street address and mailing address are the same)

		(city, state, ZIP)	(city, state, ZIP)
		CITIZENSHIP U.S. citizen Resident alien (country)	CITIZENSHIP U.S. citizen Resident alien (country)
		Non-resident alien (form W-8BEN is required) (country)	Non-resident alien (form W-8BEN is required) (country)

B	Trust/Estate/401(k)/Profit-sharing/Other

	SSN/Tax ID		Date of formation
(mm/dd/yyyy)
U.S. street address
		(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(city, state)	(ZIP)

Mailing address
		(Leave blank if your U.S. street address and mailing address are the same)	(city, state)	(ZIP)

		Trustee/authorized person	Trustee/authorized person
		(first, middle, last)		(first, middle, last)
	SSN	DOB	SSN	DOB
		(mm/dd/yyyy)		(mm/dd/yyyy)
		Phone #	Phone #
		U.S. street address	U.S. street address
		(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

		(city, state, ZIP)	(city, state, ZIP)
		CITIZENSHIP U.S. citizen Resident alien (country)	CITIZENSHIP U.S. citizen Resident alien (country)
		Non-resident alien (form W-8BEN is required) (country)	Non-resident alien (form W-8BEN is required) (country)

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V2.1

6 Electronic communications Initial and provide email if you wish to enroll in paperless e-delivery.

Initial	Email

By initialing above, the investor requests to receive all shareholder communications electronically for all investment products or share classes sponsored by Future Standard or its affiliates. Communications include, but are not limited to, account statements, investor communications, annual, semi-annual and/or quarterly reports, tax forms, proxy materials and other required reports. The investor may request a paper copy of a shareholder communication, update an email address or change this election at any time by contacting Future Standard. Changes may take up to 30 days to take effect. Consent to electronic delivery is terminated by an invalid email address. Costs associated with accessing the internet may be incurred and certain software may need to be downloaded in order to view the materials delivered electronically. Timely access to materials may not be available in the event of a system failure or network outage. This electronic delivery program may be changed or discontinued and the terms may be amended at any time. In the event of discontinuation or as required by law, the investor will receive paper copies of all shareholder communications.

7 Distributions
If this election is not completed, the Company will default to sending the investor’s cash distributions out by check to his or her address of record provided in section 5 or to the custodian indicated in section 4, as applicable. I (We) acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be made after payment of fees and expenses, as well as any sales load.

PLEASE SELECT ONE OF THE FOLLOWING OPTIONS/PAYMENT METHODS:
Payment by check or electronic deposit
I (We) choose NOT to participate in the distribution reinvestment plan(s), and instead choose to have distributions paid using the payment method selected below. If no payment method is selected, the Company will mail a check to the address or custodian of record.

I (We) choose to have distributions sent to me (us) at the following address:
Mail check to address of record. For custodial accounts, funds will be sent to the custodian of record.
Mail check to the following third party:
Name of financial institution	FBO	Account #
Mailing address
(street)	(city, state)	(ZIP)
I (We) choose to have distributions deposited in a checking, savings or brokerage account.
I (We) authorize the Company or their respective agents to deposit my (our) distribution into the accounts indicated below. The authority will remain in force until I (we) notify the Company in writing to cancel it. In the event that the Company deposits funds erroneously into my (our) account, the Company is authorized to debit my (our) account for the amount of the erroneous deposit. I (We) also hereby acknowledge that funds and/or Shares in my (our) account may be subject to applicable abandoned property, escheat or similar laws and may be transferred to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, its agents or any other person shall be liable for any property delivered in good faith to a governmental authority pursuance to applicable abandoned property, escheat or similar laws.

Name of financial institution	Account type: Checking Savings Brokerage
ABA routing number (if applicable)	Account Number
Distribution reinvestment plan
I (We) choose to participate in the Company’s distribution reinvestment plan.
The Company requests each investor who elects to have his or her distributions reinvested pursuant to the Company’s distribution reinvestment plan to notify the Company and the broker-dealer and financial institution named in this Subscription Agreement in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum gross income and net worth standards set forth in section 8 below.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V2.1

8 Investor representations
Please carefully read and separately initial each of the representations below. For purposes of determining whether you satisfy the suitability standards set forth below (i) “net worth” is calculated excluding the value of an investor’s home, home furnishings and automobiles; (ii) if not otherwise specified, “liquid net worth” means that portion of an investor’s net worth consisting of cash, cash equivalents and readily marketable securities; and (iii) “direct participation programs” includes REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes federal and state exempt private offerings and any investment company registered pursuant to the Investment Company Act of 1940, as amended. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce FS Credit Real Estate Income Trust, Inc. to accept this subscription, I (we) hereby represent and warrant that:
Initials are required for letters a–e
	Owner (initials)	Joint owner (initials)
a) I (We) have received a Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares for which I am (we are) subscribing at least 5 (five) business days prior to the signing of this Subscription Agreement, wherein the terms and conditions of the offering are described, and I (we) agree to the terms and conditions therein.

b) I (We) certify that I (we) have either (1) a net worth (not including home, furnishings and personal automobiles) of at least $100,000 and an annual gross income of at least $100,000, or (2) a net worth (not including home, furnishings and personal automobiles) of at least $350,000, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares under “Suitability Standards.”

c) I am (We are) purchasing Shares for my (our) own account.
d) I (We) acknowledge that the Shares are not liquid, there is no public market for the Shares, and I (we) may not be able to sell the Shares.
e) I (We) understand that the transaction price per Share at which my (our) investment will be executed will be made available at www.futurestandard.com and in a Prospectus supplement filed with the SEC, available at www.sec.gov. I (We) understand that my (our) subscription will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I (We) understand that I am (we are) not committed to purchase Shares at the time my (our) subscription is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (We) understand that I (we) may withdraw my (our) subscription by notifying the transfer agent, through my (our) financial intermediary or directly on FS Credit Real Estate Income Trust, Inc.’s toll-free line, 877-628-8575.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V2.1

8 Investor representations (continued)
Initials are required based on State of Legal Residency	Owner (initials)	Joint owner initials)
f) If I am (we are) a resident of Alabama, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

g) If I am (we are) a resident of Arkansas, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

h) If I am (we are) a resident of California, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc. shares.
i) If I am (we are) a resident of Idaho, I (we) certify that I (we) have either a net worth of at least $85,000 and annual gross income of at least $85,000 or a liquid net worth of at least $300,000.
j) If I am (we are) a resident of Iowa, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

k) If I am (we are) a Kansas resident, I (we) understand that the Securities Commissioner of Kansas recommends that Kansas investors limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other similar investments to not more than 10% of their liquid net worth.

l) If I am (we are) a resident of Kentucky, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

m) If I am (we are) a resident of Maine, I (we) acknowledge that the Maine Office of Securities recommends that I (we) not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and other similar direct participation investments.

n) If I am (we are) a resident of Massachusetts, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate
  Income Trust, Inc. and in other illiquid direct participation programs.

o) If I am (we are) a resident of Missouri, I (we) certify that no more than ten percent (10%) of my (our) liquid net worth shall be invested in securities being registered in this offering.
p) If I am (we are) a resident of Nebraska, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. shares and in other non-publicly traded real estate investment trusts to 10% of my (our) net worth (exclusive of home, home furnishings and automobiles).

q) If I am (we are) a resident of New Jersey, I (we) certify that (1) I (we) have either (a) a minimum liquid net worth of $100,000 and a minimum annual gross income of $85,000, or (b) a minimum liquid net worth of $350,000, and (2) I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excluding unregistered, federally and state exempt private offerings). For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

     I (we) acknowledge that a gross investment of $10,350 in Class T share, $10,350 in Class S shares, $10,000 in Class D shares, $10,000 in Class M shares and $10,000 in Class I shares, assuming a constant NAV per share of $25.00 and assuming applicable stockholder servicing fees are paid until gross proceeds limit are reached, would result in total upfront selling commissions, dealer manager fees, and stockholder servicing fees of (a) $906 over 6.5 years for Class T and Class S shares, (b) $125 over 4.2 years for Class D shares, (c) $725 over 24.2 years for Class M shares, and (d) $0 for Class I shares.

r) If I am (we are) a resident of New Mexico, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, shares of its affiliates and other non-traded real estate investment trusts.

s) If I am (we are) a resident of North Dakota, I (we) certify that I (we) have a net worth of at least ten times my (our) investment in FS Credit Real Estate Income Trust, Inc.
t) If I am (we are) a resident of Ohio, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, its affiliates and any other non-traded real estate investment trusts.

u) If I am (we are) a non-accredited resident of Oregon, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in this offering. For these purposes, “liquid net worth” is defined as an investor’s total assets (excluding home, home furnishings, and automobiles) minus total liabilities. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitation described in this paragraph.

v) If I am (we are) a resident of Pennsylvania, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc.
w) If I am (we are) a resident of Puerto Rico, I (we) may not invest more than 10% of my (our) liquid net worth in the FS Credit Real Estate Income Trust, Inc., its affiliates and other non-traded REITs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V2.1

8 Investor representations (continued)
Initials are required based on State of Legal Residency	Owner (initials)	Joint owner initials)
x) If I am (we are) a resident of Tennessee, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc.

y) If I am (we are) a resident of Vermont, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in this offering. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

9 Important information Rights, certifications and authorizations
Substitute IRS Form W-9 Certification:
I (We) declare that the information supplied in this Subscription Agreement is true and correct and may be relied upon by the Company in connection with my (our) investment in the Company. Under penalties of perjury, each investor signing below certifies that (1) the number shown in the Investor Social Security number/taxpayer identification number field in section 5 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including a non-resident alien), and (4) the entity is exempt from FATCA reporting (if applicable).
NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

By signing below, you hereby acknowledge receipt of the Prospectus of the Company relating to the Shares for which you have subscribed, as supplemented and amended through the date hereof (as so supplemented and amended, the “Prospectus”), not less than five (5) business days prior to the signing of this Subscription Agreement. The Prospectus is available at www.sec.gov. You are encouraged to read the Prospectus carefully before making any investment decisions. You agree that subscriptions may be rejected in whole or in part by the Company at its sole and absolute discretion. To be accepted, a subscription must be made with this completed and executed Subscription Agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You agree that if this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Prospectus. You understand that you will receive a written confirmation of your purchase, subject to acceptance by the Company, and that the sale of Shares pursuant to this Subscription Agreement will not be effective until at least five (5) business days after the date you have received a Prospectus.
By signing below, you also acknowledge that you have been advised that the assignability and transferability of the Shares is restricted and governed by the terms of the Prospectus; there are risks associated with an investment in the Shares and you should rely only on the information contained in the Prospectus and not on any other information or representations from other sources; and you should not invest in the Shares unless you have an adequate means of providing for your current needs and personal contingencies and have no need for liquidity in this investment.
The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and Social Security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. You further agree that the Company may discuss your personal information and your investment in the Shares at any time with your then-current financial advisor. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, the Company reserves the right to take action as the Company deems appropriate, which may include closing your account.

By signing below, you also acknowledge that:
•FS Investment Solutions, LLC, the dealer manager for the offering of the Shares, is not acting as the broker-dealer of record. Specifically, FS Investment Solutions, LLC shall not be responsible for carrying out any broker-dealer functions in connection with your purchase of the Shares, including but not limited to: (i) opening an individual account for you, (ii) determining whether any investment in the Shares is suitable for you, or (iii) verifying your identity. You do not have a customer relationship with FS Investment Solutions, LLC and any such relationship as customer is solely between you and your financial representative (including, if such financial advisor is a registered investment advisor (“RIA”), such RIA’s custodian).

The IRS does not require your consent to any provision of this Subscription Agreement other than the certifications required to avoid backup withholding.

Owner or authorized person signature	Date (mm/dd/yyyy)	Joint owner or authorized person signature	Date (mm/dd/yyyy)

10 Financial representative
The undersigned confirm on behalf of the broker-dealer, financial institution or registered investment advisor that they (i) are registered and/or properly licensed in the state in which the sale of the Shares to the investor executing this Subscription Agreement has been made and that the offering of the Shares is registered for sale in such state; (ii) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (iii) have discussed such investor’s prospective purchase of Shares with such investor; (iv) have advised such investor of all pertinent facts with regard to the fundamental risks of the investment, including the lack of liquidity and marketability of the Shares; (v) have delivered a current Prospectus and related supplements, if any, to such investor; (vi) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vii) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor’s suitability for a period of six years, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and that such investor has an understanding of the fundamental risks of the investment, the background and qualifications of the persons managing the Company and the tax consequences of purchasing and owning Shares; and (viii) the purchase of Shares is in the best interests of the investor. The undersigned financial representative further represents and certifies that in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing anti-money laundering program and customer identification program.

Broker-dealer name or RIA firm name
Financial representative name		Phone #
(first, middle, last)
Mailing address
(street)	(city, state)	(ZIP)
Advisor/CRD number Branch number		Email address

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V2.1

Financial representative signature	Date (mm/dd/yyyy)	Principal signature (if applicable)	Date (mm/dd/yyyy)

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V2.1

11 Investment instructions
BY WIRE TRANSFER	CUSTODIAL ACCOUNTS	BY MAIL (CHECKS SHOULD BE MADE PAYABLE TO “FS Credit REIT”)
UMB Bank, N.A.,	Forward Subscription	Future Standard	Regular mail	Express/overnight delivery
ABA routing #101000695,	Agreement to the custodian	c/o SS&C GIDS, Inc.	P.O. Box 219095	801 Pennsylvania Ave.
FS Credit REIT		877-628-8575	Kansas City, MO 64121 -9095	Suite 219095
Account #9871737411				Kansas City, MO 64105-1307
Beneficial owner(s)
(include in memo field)

SA-REIT-COMBO
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